UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 10, 2012

SunSi Energies Inc.

(Exact name of registrant as specified in its charter)

NEVADA	333-145910	20-8584329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 24th Floor New York, New York	10167
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  646-205-0291

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

On May 10, 2012 and May 17, 2012, the registrant SunSi Energies, Inc. (“SunSi”) entered into two share exchange agreements with shareholders of TransPacific Energy, Inc. (“TPE”), respectively, to purchase an aggregate controlling equity interest in TPE.

The first share exchange agreement, attached hereto as Exhibit 10.1, is between SunSi, TPE and its shareholders ABH Holdings, LLC, Acme Energy, Inc., and Apela Holdings LLC, pursuant to which SunSi shall purchase from such shareholders 11,667,101 shares of the total 31,543,336 outstanding shares of TPE.  The transaction may have multiple closings. The TPE shares being sold are valued at $0.06 per share and the SunSi consideration for such TPE shares shall be shares of SunSi common stock valued at the price equal to the 30 day weighted-average closing trading price of SunSi’s common stock as quoted on the OTCQB or NASDAQ immediately prior to the respective closing date. The first closing may occur at such time SunSi purchases from TPE an additional $150,000 in the common stock of TPE, payable in cash, which must occur prior to June 15, 2012, and thereafter, there may occur a subsequent closing at each time SunSi purchases an additional $100,000 of TPE common stock, until a final closing at such time as SunSi has purchased a total of $500,000 of TPE common stock, which must occur prior to September 30, 2012.  All purchases of TPE common stock thereunder are priced at $0.06 per share.

The second share exchange agreement, attached hereto as Exhibit 10.2, is between SunSi and Soffimat Holdings SA, a shareholder of TPE, pursuant to which SunSi shall purchase from such shareholder 4,420,000 shares of TPE common stock. This transaction shall close before June 15, 2012.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibits

Exhibit
Number	Description of Exhibit
10.1	Share Exchange Agreement with TransPacific Energy, Inc., ABH Holdings, LLC, Acme Energy, Inc., and Apela Holdings LLC
10.2	Share Exchange Agreement with Soffimat Holdings SA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SunSi Energies Inc.

Dated:	May 22, 2012

By:	/s/ Jason Williams
Jason Williams
Chief Financial Officer